Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
   8,669,029  ORDINARY SHARES
OF
MAGAL SECURITY SYSTEMS LTD.
AT
$2.95 NET PER SHARE
by
FIMI OPPORTUNITY V, L.P.
FIMI ISRAEL OPPORTUNITY FIVE, LIMITED PARTNERSHIP

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, ON JUNE 22, 2020, UNLESS THE OFFER IS EXTENDED.

We, FIMI Opportunity V, L.P, a limited partnership organized under the laws of the State of Delaware and FIMI Israel Opportunity Five, Limited Partnership, a limited partnership organized under the laws of the State of Israel (collectively, “FIMI”), are offering to purchase 8,669,029 ordinary shares, NIS 1.0 par value per share, of Magal Security Systems Ltd., (“Magal” and “Magal Shares”, respectively), at the price of $2.95 per Magal share, net to you (subject to withholding taxes, as applicable), in cash, without interest. Based on the Annual Report on Form 20-F filed by Magal on April 23, 2020, as of December 31, 2019, there was a total of 23,153,985 Magal Shares issued and outstanding.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE FOLLOWING:

(I)
AT LEAST 1,200,000 MAGAL SHARES (CURRENTLY REPRESENTING APPROXIMATELY 5.2% OF THE ISSUED AND OUTSTANDING SHARES AND VOTING POWER OF MAGAL), ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW);

(II)
IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF MAGAL SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IS GREATER THAN THE AGGREGATE NUMBER OF MAGAL SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER; AND

(III)	THE ISRAEL COMPETITION AUTHORITY SHALL HAVE APPROVED THE PURCHASE OF THE MAGAL SHARES PURSUANT TO THIS OFFER TO PURCHASE.

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.  SEE SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

IF MORE THAN 8,669,029 MAGAL SHARES IN THE AGGREGATE ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, WE WILL PURCHASE A PRO RATA NUMBER OF MAGAL SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 8,669,029 MAGAL SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME ON JUNE 22, 2020, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS OF THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME ON JUNE 26, 2020, DURING WHICH YOU MAY TENDER YOUR MAGAL SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. SEE SECTION 1 AND SECTION 11.

The Magal Shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “MAGS”. On May 21, 2020, the last trading day before we announced our intention to commence the offer, the closing sale price of the Magal Shares was $3.00 on Nasdaq.  We encourage you to obtain current market quotations for the Magal Shares before deciding whether to tender your Magal Shares. See Section 6.

The Information Agent for the Offer is:
D.F. KING & CO., INC.

May 22, 2020

IMPORTANT

The offer is subject both to U.S. federal securities laws and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

The offer has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), any state securities commission, or the Israel Securities Authority (“ISA”), nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Magal Shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Holders of Magal Shares should tender their Magal Shares to American Stock Transfer & Trust Company LLC, the Depositary, pursuant to the applicable instructions in Section 3. For the address and telephone number of our Depositary, see the back cover of this offer to purchase.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for the Magal Shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, on June 22, 2020, unless we extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Magal Share owned by you,

•	you have not yet responded to the offer,
•	you have notified us of your objection to the offer, or
•	you have validly tendered such Magal Share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, on June 26, 2020, during which you may tender each such Magal Share. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period.  Magal Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

              Any questions and requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent, at its address and telephone number set forth on the back cover of this offer to purchase.

              Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Depositary upon request.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	6
FORWARD-LOOKING STATEMENTS	8
BACKGROUND TO THE OFFER	9
Background	9
Purpose of the Offer; Reasons for the Offer	9
Plans for Magal after the Offer; Certain Effects of the Offer	10
Rights of Shareholders Who Do Not Accept the Offer	11
Interest of Persons in the Offer	11
Related Party Transactions	11
THE TENDER OFFER	12
1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE	12
2. ACCEPTANCE FOR PAYMENT AND PAYMENT	14
3. PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER	15
4. WITHDRAWAL RIGHTS	17
5. MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES	18
6. PRICE RANGE OF THE SHARES ETC.	22
7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT	23
8. INFORMATION CONCERNING MAGAL	24
9. INFORMATION CONCERNING THE BIDDER GROUP	25
10. SOURCES AND AMOUNT OF FUNDS	26
11. CONDITIONS OF THE OFFER	26
12. LEGAL MATTERS AND REGULATORY APPROVALS	28
13. FEES AND EXPENSES	28
14. MISCELLANEOUS	29
ANNEX A Excerpt of Section 331 of the Israeli Companies Law, 5759-1999	30
ANNEX B Definition of Israeli Resident for Israeli Tax Purposes	31
SCHEDULE I	32

i

Unless the context otherwise requires, all references in this offer to purchase to “FIMI,” “us,” “we,” and “our” are to FIMI Opportunity V, L.P, a limited partnership organized under the laws of the State of Delaware and FIMI Israel Opportunity Five, Limited Partnership, a limited partnership organized under the laws of the State of Israel, all references to “MAGAL” are to Magal Security Systems Ltd., all references to “Nasdaq” are to the Nasdaq Global Select Market, all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekels, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, as amended.

Unless the context otherwise requires, the percentages of the issued and outstanding Magal Shares and the percentages of the voting power of Magal stated throughout this offer to purchase are based on 23,153,985 shares issued and outstanding as of December 31, 2019 (based on the Annual Report on Form 20-F filed by Magal on April 23, 2020).

Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this offer to purchase 8,669,029 ordinary shares of Magal, par value NIS 1.0 per share (which we refer to as Magal Shares) being made by FIMI, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Magal, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO BUY MY SECURITIES?

•
We, FIMI Opportunity V, L.P. and FIMI Israel Opportunity Five, Limited Partnership, are limited partnerships that are part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel.

•
We are controlled by our general partner FIMI Five 2012 Ltd., a private company limited by shares, the managing general partner of FIMI, and an entity in a chain of ownership that leads up to Mr. Ishay Davidi, the founder of the FIMI Funds. This chain of entities consists, in addition to FIMI Five 2012 Ltd., of Shira & Ishay Davidi Management Ltd. See Section 9. Because FIMI Five 2012 Ltd., Shira & Ishay Davidi Management Ltd. and Ishay Davidi control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our “bidder group.”

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

•
Subject to certain conditions, we are offering to purchase 8,669,029 Magal Shares, representing approximately 37.4% of the issued and outstanding Magal Shares and of the voting power of Magal. See Section 1.

•
If more than 8,669,029 shares are validly tendered and not properly withdrawn, we will purchase 8,669,029 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

•
If less than 8,669,029 shares are validly tendered, but at least 1,200,000 shares are validly tendered and not properly withdrawn, we will purchase shares from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

WHY ARE YOU CONDUCTING THIS OFFER?

We are conducting the offer to increase our interest in Magal because we believe in the long-term value and prospects of Magal and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser would own or would be deemed to beneficially own more than 45.0% of the aggregate voting power of the company and no other person owns more than 45.0% of the aggregate voting power of the company. As of May 21, 2020 we beneficially held 9,854,159 Magal Shares, representing approximately 42.6% of the issued and outstanding Magal Shares. Accordingly, in order for us to purchase additional Magal Shares that would increase our voting power in Magal to more than 45.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•
We are offering to pay $2.95 per Magal Share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Magal Shares in the offer will be paid solely in United States dollars. See “Introduction”, Section 1 and Section 2, and, with respect to withholding taxes, Section 5.

WHAT PERCENTAGE OF THE MAGAL SHARES DO YOU CURRENTLY OWN AND HOW MUCH WILL YOU OWN IF THE OFFER IS COMPLETED?

•	We currently beneficially own 9,854,159 Magal Shares, representing approximately 42.6% of the issued and outstanding Magal Shares.

•
Following the consummation of the offer, (i) if we purchase the maximum number of shares we offer to purchase hereunder, we will beneficially own 18,523,188 Magal Shares, representing approximately 80.0% of the issued and outstanding Magal Shares, and (ii) if we purchase the minimum number of shares we offer to purchase hereunder, we will beneficially own 11,054,159 Magal Shares, representing  approximately 47.8% of the issued and outstanding Magal Shares.

See “Introduction” and Section 11.

WHAT IS THE MARKET VALUE OF MY MAGAL SHARES AS OF A RECENT DATE?

•
On May 21, 2020, the last trading day before we announced our intention to commence the offer, the closing sale price of the Magal Shares on Nasdaq was $3.00. The price we are offering to pay is less than the closing price of Magal Shares on Nasdaq on May 21, 2020. We recommend that you obtain a recent quotation for your Magal Shares prior to deciding whether or not to tender your Magal Shares. See Section 6.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

•	Yes. We possess all of the necessary funds to consummate the offer from cash on hand. The offer is not conditioned on the availability of financing.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

•
We do not believe that our financial statements are material to your decision whether to tender Magal Shares and accept the offer because: (i) the offer consideration consists solely of cash; (ii) the offer is not subject to any financing condition; and (iii) we are already a controlling shareholder of Magal. While we do not believe that our financial condition is material to the decision of a holder of Magal Shares whether to tender Magal Shares and accept the offer, certain selected financial information of FIMI is provided in Section 10.

CAN I OBJECT TO THE OFFER?

•
Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on June 22, 2020 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since following the consummation of the offer we will be beneficial owners of more than 45.0% of the voting power of Magal, the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn at the completion of the Initial Offer Period must exceed the aggregate number of Magal Shares represented by Notices of Objection to the offer. This is one of the conditions of the offer, and if it is not met, we will be prohibited from purchasing any Magal Shares tendered pursuant to the offer.

See the answer to the question “What are the most significant conditions of the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer,” Section 3 and Section 11.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•
At least 1,200,000 Magal Shares (currently representing 5.2% of the issued and outstanding shares and voting power of Magal),  must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period;

•
At the completion of the Initial Offer Period, the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn (excluding Magal Shares held by us or our affiliates - see “Rights of Shareholders Who Do Not Accept the Offer”) must be greater than the aggregate number of Magal Shares represented by Notices of Objection to the offer; and

•	The Competition Authority of the State of Israel shall have approved the purchase of the Magal Shares pursuant to this offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Magal.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions of the offer and describes those conditions of the offer that may be waived by us.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

•
If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Magal Shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions. See “Introduction”, Section 1 and Section 11.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

•
You may tender your Magal Shares until 10:00 a.m., New York time, on June 22, 2020 (as may be extended). We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

•
We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Magal Share owned by you,

•	you have not yet responded to the offer,
•	you have notified us of your objection to the offer, or
•	you have validly tendered such Magal Share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, on June 26, 2020, during which you may tender each such Magal Share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

HOW DO I TENDER MY MAGAL SHARES AND TO WHICH DEPOSITARY SHOULD I TENDER?

•	All holders of Magal Shares should tender their Magal Shares to the Depositary by following the applicable procedures and instructions described in Section 3.

CAN I TENDER MY MAGAL SHARES USING A GUARANTEED DELIVERY PROCEDURE?

•	No. You may only tender your Magal Shares by following the applicable procedures and instructions described in Section 3.

WHEN CAN I WITHDRAW THE MAGAL SHARES I TENDERED PURSUANT TO THE OFFER?

•
You may withdraw any previously tendered Magal Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Magal Shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Magal Shares have not yet been accepted for payment by us. See Section 1 and Section 4.

WHEN WILL YOU PAY FOR THE MAGAL SHARES TENDERED IN THE OFFER?

•
All of the Magal Shares validly tendered pursuant to the offer and not properly withdrawn will be paid for following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered Magal Shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•
We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•
If we decide to extend the Initial Offer Period, we will inform the Depositary and the Information Agent of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. See Section 1.

HAS MAGAL OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

•
Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Magal is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

•
Under Israeli law, Magal’s board of directors is required to express its opinion to the shareholders on the advisability of the offer. Magal’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

As of the date of this offer to purchase, Magal’s board of directors has not made any recommendation regarding acceptance or rejection of the offer or expressed an opinion regarding the advisability of the offer.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

Yes.

•	FIMI’s beneficial ownership of approximately 42.6% of the issued and outstanding Magal Shares as of May 21, 2020 is deemed to exert control over Magal.

•	FIMI has invested, and in the future may invest, in other companies that operate in the same industry as, and may compete with, Magal.

•
Gillon Beck, a senior partner in FIMI, serves as a director and an Executive Chairman of Magal’s board of directors. Gillon Beck is also a member of the board of directors of FIMI Five 2012 Ltd. Ron Ben-Haim, a partner in FIMI, is also a member of Magal’s board of directors. Messrs. Beck and Ben-Haim do not control FIMI.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer” and “Background to the Offer – Interest of Persons in the Offer”.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•
The receipt of cash for Magal Shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

•
The receipt of cash for Magal Shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•
We have obtained an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Magal Shares pursuant to the offer. The approval provides, among other things, that (1) tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who certify that they are not, and at the date of purchase of their Shares were not Israeli residents (and, in the case of a corporation, that no Israeli residents (x) hold 25.0% or more of the means to control such corporation or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax, and (2) payments to be made to tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who hold their Magal Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer as prescribed by Israeli tax law.

•	We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WILL THE OFFER RESULT IN THE DELISTING OF THE MAGAL SHARES?

•	No. Magal Shares will continue to trade on Nasdaq following completion of the offer. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•
You can call D.F. King & Co., Inc., our Information Agent in the United States, at (212) 269-5550 (banks and brokers) or Toll Free at (800) 814-2879, during its normal business hours. See the back cover of this offer to purchase.

INTRODUCTION

   We, FIMI Opportunity V, L.P, a limited partnership organized under the laws of the State of Delaware and FIMI Israel Opportunity Five, Limited Partnership, a limited partnership organized under the laws of the State of Israel (collectively, “FIMI”), hereby offer to purchase 8,669,029 ordinary shares, par value NIS 1.0 per share, of Magal Security Systems Ltd., or Magal Shares, at a price of $2.95 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

                  Magal Shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “MAGS”. Based on the Annual Report on Form 20-F filed by Magal on April 23, 2020, as of December 31, 2019, there was a total of 23,153,985 Magal Shares issued and outstanding. As of the date of this offer to purchase, we beneficially own 9,854,159 Magal Shares, representing approximately 42.6% of the issued and outstanding Magal Shares. As a result, (i) if we purchase the maximum amount of Magal Shares we offer to purchase hereunder, we would beneficially own 18,523,188 Magal Shares, representing approximately 80.0% of the issued and outstanding Magal Shares, and (ii) if we purchase the minimum amount of Magal Shares we offer to purchase hereunder, we would beneficially own 11,054,159 Magal Shares, representing approximately 47.8% of the issued and outstanding Magal Shares.

                  FIMI is part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel.

   We are controlled by our general partner, FIMI Five 2012 Ltd., and an entity in a chain of ownership that leads up to Ishay Davidi, the founder of the FIMI Funds. This entity is Shira & Ishay Davidi Management Ltd. Because FIMI Five 2012 Ltd., Shira & Ishay Davidi Management Ltd. and Ishay Davidi control us and helped structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our “bidder group.”

   Gillon Beck, a senior partner in FIMI, serves as a director and an Executive Chairman of Magal’s board of directors. Gillon Beck is also a member of the board of directors of FIMI Five 2012 Ltd. Ron Ben-Haim, a partner in FIMI, is also a member of Magal’s board of directors. Messrs. Beck and Ben-Haim do not control FIMI.

                  The initial period of the offer will be completed at 10:00 a.m., New York time, on June 22, 2020. We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Magal Share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Magal Share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, on June 26, 2020, during which you may tender each such Magal Share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

  We have applied to the SEC for exemptive relief from Rule 14d-7(a) to provide for the four-day additional offering period without withdrawal rights, and no-action relief by the staff of the SEC from Rule 14e-1(c) to permit payment within four U.S. business days following the Final Expiration Date.

   If you are a record owner of Magal Shares and tender directly to American Stock Transfer & Trust Company LLC, the Depositary, you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your Magal Shares in the offer. If you hold your Magal Shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

                  We will pay the fees and expenses of the Depositary in connection with the offer. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Magal Shares are accepted for payment. We will also pay the fees and expenses of D.F. King & Co., Inc., our Information Agent, who will facilitate and answer questions concerning the offer during their respective normal business hours.

   The offer is conditioned on at least 1,200,000 Magal Shares (currently representing 5.2% of the issued and outstanding shares and voting power of Magal), being validly tendered and not properly withdrawn, and we may terminate the offer if the total number of Magal Shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, on the Initial Completion Date is less than 1,200,000. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a) and clauses (c) and (d) of Section 11, waive any one or more of the terms and conditions of the offer. However, if any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Magal Shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Magal. See Section 1, Section 10 and Section 11.

                  Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Magal is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Magal’s board of directors is required to express its opinion to the shareholders on the advisability of the offer. Magal’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase Magal’s board of directors has not made such a statement. Mr. Beck and Mr. Ben-Haim intend to abstain from voting on the offer in their capacities as directors of Magal, because their interests with regard to the offer as directors of Magal may be deemed to conflict with their interests with regard to the offer as executive officers of FIMI.

                  This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding the public float of Magal Shares following consummation of the offer;
•	statements regarding whether the Magal Shares will continue to be “margin securities” following consummation of the offer;
•
statements regarding whether the Magal Shares will continue to be traded on Nasdaq or registered under the United States Securities Exchange Act of 1934, as amended, following consummation of the offer;

•	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Magal; and
•	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;
•	changes in the ownership of Magal Shares, particularly any substantial accumulations by persons who are not affiliated with us;
•	uncertainty as to the completion of the offer; and
•	the risk factors detailed in Magal’s most recent annual report on Form 20-F and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        We originally made an investment in Magal on October 1, 2014 by purchasing a total of 6,461,290 Magal Shares from Ki Corporation.

On September 30, 2016, we purchased 3,392,869 additional Magal Shares, pursuant to a rights offering initiated by Magal on September 7, 2016.

        In the ordinary course of our business, we from time to time review the performance of our investments and consider possible strategies for enhancing value. As part of our ongoing review of our investment in Magal, we explore, from time to time, the possibilities of acquiring additional Magal Shares.

        In March 2020, Mr. Davidi, Mr. Beck and Mr. Ben-Haim, together with other members of our management, began considering the possibility of purchasing additional Magal Shares. In connection therewith, we conducted an analysis of the legal requirements relating to the purchase of Magal Shares and the tender offer requirements. The analysis was made with the assistance of Israeli and U.S. legal counsel.

Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own or would be deemed to own more than 45.0% of the aggregate voting power of the company and no other person owns more than  45.0% of the voting power.

Accordingly, due to the fact that under Israeli law we are obligated to initiate a “special tender offer” in order to own more than 45% of Magal’s issued and outstanding share capital, we decided to initiate a public “special tender offer” pursuant to Israeli law, to acquire a minimum of 1,200,000 and up to 8,669,029 Magal Shares at a price of $2.95 per Magal Share.

        In addition, we, with the assistance of Israeli and U.S. legal counsel, applied to the SEC for relief from certain provisions of the U.S. securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We have requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer.

On May 21, 2020, we received the exemptive relief and no-action relief that we requested from the SEC.

On May 18, 2020, we received from the ITA an approval with respect to the Israeli withholding tax rates applicable to sales of shares pursuant to the offer.

Purpose of the Offer; Reasons for the Offer

        Our bidder group’s purpose for the offer is for FIMI to increase its beneficial ownership of the issued and outstanding Magal Shares from its current level of approximately 42.6% up to approximately 80.0%. This is because each member of our bidder group believes in the long-term value and prospects of Magal. Although not required under the federal securities laws, we are conducting the offer in order to comply with the requirements of Israeli law. According to Israeli law, we are not permitted to acquire additional Magal Shares if such acquisition would result in our percentage ownership of the voting power of Magal exceeding 45.0%, other than by means of a special tender offer.

Plans for Magal after the Offer; Certain Effects of the Offer

        Except as otherwise described below or elsewhere in this offer to purchase, none of the members of our bidder group, and to the best of our knowledge none of the other persons listed in Schedule I to this offer to purchase, has any current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Magal or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Magal or any of its subsidiaries;

•
any change in the present board of directors and management of Magal (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

•	any other material change in Magal’s corporate structure or business;

•	a delisting of the Magal Shares from Nasdaq; or

•	the Magal Shares becoming eligible for termination of registration under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

        We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including Magal) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including Magal) or acquisitions or sales of securities, assets or business operations by such entities.

        We intend to review our investment in Magal, its performance and market conditions periodically and consider possible strategies for enhancing value and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Magal Shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Magal’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Magal Shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Magal Shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Magal, the market for the Magal Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

        We may exercise our controlling influence in Magal to cause Magal to change its current dividend policy and declare a distribution of dividends to Magal’s shareholders, from time to time, subject to the requirements and limitations set forth in the Israeli Companies Law.

        Under Israeli law, if a shareholder owns or is deemed to beneficially own in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, provided such shareholder does not beneficially own more than 90% of the voting power of such company. Accordingly, following the consummation of the offer, we may purchase Magal Shares in the open market or through private transactions, and not solely by means of a tender offer, subject to the applicable laws.

However, under Israeli law, if the offer is accepted, we, our controlling shareholders and any company under our or their control, are prohibited from conducting an additional tender offer for Magal Shares and from merging with Magal within 12 months after the date of this offer to purchase.

Rights of Shareholders Who Do Not Accept the Offer

You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Magal Shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn is greater than the aggregate number of Magal Shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, the votes of a holder of a controlling interest in the offeror, a holder who has a personal interest in the acceptance of the special tender offer, a holder of a control block in the company, or any person acting on their behalf or on behalf of the offeror, including their relatives and companies under their control, shall not be taken into account.

An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interests of Persons in the Offer

Gillon Beck, a senior partner in FIMI, serves as a director and an Executive Chairman of Magal’s board of directors. Gillon Beck is also a member of the board of directors of FIMI Five 2012 Ltd. Ron Ben-Haim, a partner in FIMI is also a member of Magal’s board of directors. Messrs. Beck and Ben-Haim do not control FIMI.

Related Party Transactions

On September 30, 2016, we purchased 3,392,869 Magal Shares, pursuant to a rights offering initiated by Magal on September 7, 2016, including through an exercise of over-subscription rights for a total subscription price of $13,096,478.20.

        Except as set forth in this offer to purchase, none of the members of our bidder group, nor any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Magal or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between any of the members of our bidder group, or any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Magal and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Magal’s securities, an election of Magal’s directors or a sale or other transfer of a material amount of the assets of Magal.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.          TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

The offer is being made to all of Magal’s shareholders. Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for Magal Shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, on June 22, 2020, unless we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

          We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Magal Share owned by them,

•	not responded to the offer,
•	notified us of their objection to the offer, or
•	validly tendered such Magal Share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Magal Share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date.  Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

          Subject to proration, we will also accept for payment and pay for all Magal Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Magal Shares is required, within four U.S. business days following the Final Expiration Date.

          No fractional Magal Shares will be purchased by us in the offer.

  Conditions of the offer include, among other things, that:

•
prior to 10:00 a.m., New York time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn at least 8,669,029 Magal Shares (currently representing 5.2% of the issued and outstanding shares and voting power of Magal);

•
as required by Israeli law, at 10:00 a.m., New York time, on the Initial Completion Date, the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn (excluding the Magal Shares held by us or our affiliates – see “Rights of Shareholders Who Do Not Accept the Offer”) is greater than the aggregate number of Magal Shares represented by Notices of Objection to the offer; and

•	The Israel Competition Authority shall have approved the purchase of the Magal Shares pursuant to this offer.

 The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Magal Shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Magal. See Section 11, which sets forth in full the conditions of the offer and specifies those conditions of the offer that are waivable by us.

        If more than 8,669,029 Magal Shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, on the Final Expiration Date, we will purchase 8,669,029 Magal Shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Magal Shares that we will purchase from each tendering shareholder will be based on the total number of Magal Shares validly tendered by all shareholders prior to 10:00 a.m., New York time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offer Period. The proration factor, if any, will be calculated by dividing (x) 8,669,029 Magal Shares, the number of Magal Shares that we are offering to purchase, by (y) the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn.

        We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Initial Completion Date, stating whether the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Magal Shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

        Under Israeli law, once we announce, following the completion of the Initial Offer Period, that the offer has been accepted, or, in other words, that all the conditions of the offer have been satisfied or, subject to applicable law, waived by us, no further conditions of the offer would apply and we will become irrevocably bound to purchase the Magal Shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, on the Final Expiration Date (subject to proration, if any).

Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

•	extend the Initial Offer Period and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Magal Shares until the Final Expiration Date;

•
if the only conditions that have not been satisfied are one or more of the conditions set forth in clause (b) of Section 11, waive such condition(s) and, subject to proration, accept for payment and pay for all Magal Shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, on the Final Expiration Date by no later than four business days following the Final Expiration Date; or

•	terminate the offer and not accept for payment or pay for any Magal Shares and promptly return all tendered Magal Shares to tendering shareholders.

 In the event that we extend the Initial Offer Period, we will inform the Depositary and the Information Agent of that fact. We will also issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

        Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Magal shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in a daily newspaper with national circulation in the United States.

 If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act and the rules of the SEC), we will extend the Initial Offer Period to the extent required by the Exchange Act and the rules of the SEC.

        This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Magal Shares whose names appear as of the date of this offer to purchase on Magal’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Magal Shares.

2.          ACCEPTANCE FOR PAYMENT AND PAYMENT.

General. Following the Final Expiration Date and upon the terms and subject to the conditions of the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms and conditions of any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay for all Magal Shares validly tendered prior to 10:00 a.m., New York time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Magal Shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

          In all cases, we will pay for Magal Shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositary of the required documents to substantiate a valid tender, as set forth in Section 3.

For purposes of the offer, we will be deemed to have purchased Magal Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Magal Shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for the Magal Shares will be made by the Depositary.

          Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

          If, pursuant to the terms and conditions of the offer, we do not accept tendered Magal Shares for payment for any reason or if certificates are submitted representing more Magal Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Magal Shares will be returned to the tendering shareholder (or, in the case of Magal Shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Magal Shares will be credited to the relevant account), no later than three business days following the expiration, termination or withdrawal of the offer.

          Form of Payment. All shareholders tendering their Magal Shares will be paid solely in U.S. dollars.

          Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold tax, at applicable rates (currently 24.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Magal Shares tendered pursuant to the offer to the Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Form W-9 included in the Letter of Transmittal. See Section 5.

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax. However, based on an approval that we received from the ITA:

          (1) tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who certify that they are not, and at the date of purchase of their Shares were not Israeli residents (and, in the case of a corporation, that no Israeli resident(s) (x) holds 25.0% or more of the means of control of such corporation or (y) is the beneficiary of, or is entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax; and

          (2) payments to tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who hold their Magal Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

          The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

  See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.          PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

All holders of Magal Shares should tender their Magal Shares to, or object to the offer through, the Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, LLC, our Depositary” below.

 You may only tender your Magal Shares or object to the offer by following the procedures described in this Section 3. You may not tender your Magal Shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, LLC, our Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the Depositary. All shareholders should tender their Magal Shares to, or object to the offer through, the Depositary.

        Valid Tender. In order for you to validly tender Magal Shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Magal Shares must be received by the Depositary at its address or the shares must be delivered to the Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable.

        The term “agent’s message” means a message, transmitted by The Depository Trust Company, or DTC, to, and received by, the Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Magal Shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

        If certificates evidencing tendered Magal Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Magal Shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Magal Shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Magal Shares by causing DTC to transfer such Magal Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Magal Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Magal Shares are tendered:

•	by a registered holder of Magal Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Magal Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the certificate(s) evidencing Magal Shares, or a timely Book-Entry Confirmation for the delivery of Magal Shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Magal Shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

        Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Magal Shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Magal Shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Magal Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Magal Shares (and any and all Magal Shares or other securities issued or issuable in respect of your Magal Shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given or any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Magal Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Magal’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Magal Shares to be deemed validly tendered, immediately upon our payment for the Magal Shares, we must be able to exercise full voting rights with respect to the Magal Shares at any meeting of Magal’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Magal’s shareholders with a record date prior to the consummation of the offer if such Magal Shares were held by such tendering shareholder as of such record date).

Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Magal Shares, and you hold such Magal Shares through a broker, dealer, commercial bank, trust company or other nominee, you should request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the Depositary prior to 10:00 a.m., New York time, on the Initial Completion Date.

        We will disregard any Notices of Objection received by the Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Magal Shares and thereafter you deliver a Letter of Transmittal by which you tender those Magal Shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Magal Shares, and thereafter you deliver to us a Notice of Objection with respect to those Magal Shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Magal Shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Magal Shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Magal Shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Magal Shares during the Additional Offer Period. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Magal Shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Magal Shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our Israeli or U.S. legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Magal Shares or Notices of Objection or incur any liability for failure to give any notification.

        If you tender your Magal Shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•
you have the full power and authority to tender, sell, assign and transfer the tendered Magal Shares (and any and all Magal Shares or other securities issued or issuable in respect of your Magal Shares); and

•
when we accept your Magal Shares for payment, we will acquire good and unencumbered title to your Magal Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.          WITHDRAWAL RIGHTS

You may withdraw previously tendered Magal Shares at any time prior to 10:00 a.m., New York time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11).  In addition, under U.S. law, tendered Magal Shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Magal Shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Magal Shares or are unable to accept Magal Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Magal Shares, and those Magal Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Magal Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law. Holders of Magal Shares who are concerned about tendering their Magal Shares in a manner that will leave them without withdrawal rights during any part of the Offer can wait until the lapse of the Initial Offer Period before tendering their Magal Shares in the Additional Offer Period.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, LLC, our Depositary

        If you tendered your Magal Shares to the Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Magal Shares to be withdrawn, the number of Magal Shares to be withdrawn and the name of the registered holder of the Magal Shares, if different from the name of the person who tendered the Magal Shares. If certificates evidencing Magal Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Magal Shares have been tendered for the account of an eligible guarantor institution. If Magal Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Magal Shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Magal Shares may not be rescinded. If you have properly withdrawn your Magal Shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Magal Shares may be re-tendered at any time prior to 10:00 a.m., New York time, on the Final Expiration Date by following the applicable procedure described in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.          MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Certain Material U.S. Federal Income Tax Consequences.

        U.S. Holders. The following discussion summarizes certain material U.S. federal income tax consequences of the offer applicable to the shareholders of Magal who are U.S. Holders and whose Magal Shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Magal Shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has made a valid election to be treated as a U.S. person under the Code.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Magal is a Passive Foreign Investment Company,” this discussion assumes that Magal is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only holders of Magal Shares that are held as capital assets within the meaning of section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•	regulated investment companies;

•	broker-dealers (including in securities or foreign currency) or insurance companies;

•	persons who have elected to apply a mark-to-market method of accounting;

•	certain former citizens or former long-term residents of the United States;

•	tax-exempt organizations or retirement plans;

•	persons subject to the alternative minimum tax;

•	banks and other financial institutions;

•	persons who hold their Magal Shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

•	holders who received their Magal Shares through the exercise of employee stock options or otherwise as compensation;

•	partnerships or other pass-through entities or persons who hold their Magal Shares through partnerships or other pass-through entities;

•	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Magal; and

•	persons whose functional currency is not the U.S. dollar.

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        WE RECOMMEND THAT MAGAL SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF CERTAIN ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES.”

        Characterization of the Purchase if Magal is not a Passive Foreign Investment Company. The receipt of cash for Magal Shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Magal Shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Magal Shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Magal Shares (i.e., Magal Shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Magal Shares for more than one year at the time of the consummation of the offer. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate (currently a maximum of  20.0%). Special limitations apply to the use of capital losses.

        Characterization of the Purchase if Magal is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75.0% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50.0% of the average value of its assets consists of assets that produce or are held for the production of, passive income. Magal’s Form 20-F for each of the fiscal years ended December 31, 2008 through December 31, 2019 states that Magal did not believe that it was a PFIC in those years, nor does it expect to be a PFIC in 2020. However, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, there is no assurance that Magal is not a PFIC or that it has never been a PFIC.

        In general, if Magal were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by the U.S. Holder who sells Magal Shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Magal Shares. The amount allocated to the current taxable year and any taxable year with respect to which Magal was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Magal Shares pursuant to the offer.

Additional Tax on Investment Income. In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes capital gains from the sale of Magal Shares.

Information Reporting and Backup Withholding. Payments made by the Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 24.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury unless the U.S. Holder (or other payee) who tenders its Magal Shares to the Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the Depositary should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding.

        Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holder’s federal income tax liability, provided the required information is furnished to the IRS.

Certain Material Israeli Tax Consequences.

        The following discussion summarizes the material Israeli tax consequences of the offer applicable to Magal’s shareholders whose Magal Shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Magal Shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of certain U.S. federal income tax consequences, see above under “Certain Material U.S. Federal Income Tax Consequences.”

        Characterization of the Purchase. The receipt of cash for Magal Shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Magal Shares will be treated as having sold such Magal Shares.

        Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Magal), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. In general, pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Magal Shares, whether listed on a stock market or not, is 25% for Israeli individuals. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 30%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Magal Shares (currently 23%). However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Magal Shares prior to Magal’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Magal Shares through the exercise of employee stock options or otherwise as compensation.

Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Magal Shares, provided that such shareholders did not acquire their Magal Shares prior to Magal’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Magal Shares by a person who (i) holds the Magal Shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Magal Shares representing 10% or more of the voting power of Magal during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. An approval from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the sale of Magal Shares pursuant to the offer. The approval provides, among other things, that:

        (1) tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who certify that they are not and at the date of purchase of their Shares were not Israeli residents (and, in the case of corporations, that no Israeli residents (x) hold 25.0% or more of the means of control such corporations or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporations, whether directly or indirectly), will not be subject to Israeli withholding tax; and

        (2) payments to tendering shareholders who acquired their Magal Shares after Magal’s initial public offering on Nasdaq in 1993 and who hold their Magal Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

        The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

        More specifically, based on the approval, if a Magal Shareholder tenders its Magal Shares to the Depositary, the Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•
certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is NOT and at the date of purchase of its Shares was not a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT and at the date of purchase of its Shares was not a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the offer; or

•
provide the Depositary, with a copy (which shall not constitute notice) to Naschitz, Brandes, Amir & Co., Advocates, our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver.

        We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

        Please note that if you tender your Magal Shares to the Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

        All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our Israeli or U.S. legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of a sale of shares pursuant to the offer. We recommend that Magal Shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares pursuant to the offer.

6.          PRICE RANGE OF THE SHARES ETC.

Magal Shares are listed and traded on Nasdaq under the ticker symbol “MAGS”. Magal Shares commenced trading on Nasdaq in March 1993.

        The following table sets forth, for each of the fiscal quarters indicated, the high and low sale price per share on Nasdaq in U.S. dollars, as reported in published financial sources.

Quarter	Nasdaq Global Select Market
	High	Low
2018
First Quarter	$6.48	$5.04
Second Quarter	$5.90	$4.83
Third Quarter	$5.91	$4.95
Fourth Quarter	$5.80	$3.88

2019
First Quarter	$5.45	$4.30
Second Quarter	$5.38	$4.27
Third Quarter	$5.25	$3.97
Fourth Quarter	$4.37	$3.63

2020
First Quarter	$4.37	$2.48
Second Quarter (through May 21, 2020)	$3.24	$2.46

The price paid in the Offer represents a premium of approximately one percent to the average closing price of Magal Shares on Nasdaq over the 45-day period ended on May 21, 2020, and is less than $3.00, the closing price of Magal Shares on Nasdaq on May 21, 2020, the last full trading day before the announcement of the Offer.

        We recommend that you obtain a current market quotation for Magal Shares.

        Based on Magal’s audited consolidated financial statements for the period ended December 31, 2019, as included in the Annual Report on Form 20-F of Magal as filed on April 23, 2020, Magal’s shareholders equity was $87,806,000 and its shareholders’ equity per share (based on 23,153,985 Magal Shares outstanding on such date) was $3.79.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.
Our purchase of Magal Shares pursuant to the offer may reduce the number of Magal Shares that might otherwise be traded publicly and may reduce the number of Magal shareholders. In particular, if the offer is consummated, Magal’s “public float,” that is the number of Magal Shares owned by Magal’s non-affiliated shareholders and available for trading in the securities markets, may be reduced. This may result in lower share prices or reduced liquidity in the trading market for Magal Shares in the future. As set forth in Section 11, a condition to the consummation of the offer is that there will be a sufficient number of Magal Shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Magal Shares. Therefore, based upon published guidelines of Nasdaq, each member of our bidder group believes that our purchase of Magal Shares pursuant to the offer will not, in itself, cause the remaining Magal Shares to be delisted from Nasdaq.

The Magal Shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Magal Shares as collateral. Each member of our bidder group believes that following the purchase of Magal Shares pursuant to the offer, the Magal Shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

          Magal Shares are registered under the Exchange Act, which requires, among other things, that Magal furnish certain information to its shareholders and the SEC.  We believe that the offer will not result in the deregistration of the Magal Shares under the Exchange Act or otherwise cause Magal to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

8.	INFORMATION CONCERNING MAGAL.
The information concerning Magal contained in this offer to purchase has been taken from, or is based upon, publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

          Overview. Magal’s legal and commercial name is Magal Security Systems Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel on March 27, 1984 under the name Magal Security Systems Ltd. Magal’s corporate headquarters and principal executive offices are located near Tel Aviv in the Yehud Industrial Zone. Its telephone number in Israel is +972-3-539-1444. Its agent for service of process in the U.S. is Senstar Inc., 13800 Coppermine Road, Second Floor, Herndon, Virginia 20171. Magal’s website address is http://www.magalsecurity.com. However, information contained on Magal’s website does not constitute a part of this offer to purchase.

Magal is a leading global provider of products and solutions for physical security, safety and site management. Magal commenced its operations in 1969 as a department of Israel Aircraft Industries Ltd, specializing in perimeter security systems and have delivered products, tailor-made solutions and turnkey projects to thousands of customers in over 100 countries in some of the world’s most demanding locations, including national borders, military bases, power plants, airports, seaports, prisons, industrial sites, large retailer organizations, banks, oil and gas facilities, sporting events including athlete villages and stadiums, and municipalities from intrusion, terror, crime, sabotage or vandalism to infrastructure, assets and personnel.

Magal offers a broad portfolio of homegrown Perimeter Intrusion Detection Systems (PIDS), Video Management Software (VMS), Intelligent Video Analytics (IVA)and cyber solutions. Magal’s offering is complemented by its comprehensive integrated solutions for critical sites, managed by Fortis4G- Magal’s 4th generation Physical Security Information Management System (PSIM).

As of December 31, 2019, Magal had approximately 421 full-time employees, of whom 59 were employed in general management and administration, 80 were employed in selling and marketing, 18 were employed in projects management, 194 were employed in production, installation and maintenance, and 65 were employed in engineering and research and development. Of such full-time employees, 158 were located in Israel, 29 were in the United States, 119 were in Canada and 105 were in various other countries.

In April 2018, Magal completed the acquisition of a 55% controlling interest in ESC BAZ Ltd., an Israeli-based company, focused on the development and manufacturing of military-grade smart security video observation and surveillance systems. In April 2016, Magal completed the acquisition of Aimetis, a Canadian-based company, which specializes in advanced video analytics software and intelligent IP video management software (VMS). In July 2017, Magal completed the amalgamation of its two Canadian subsidiaries into one company named Senstar Corporation.

Magal’s ordinary shares began trading on Nasdaq in March 1993 and trades under the ticker symbol “MAGS”.

        Available Information. Magal is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the Securities and Exchange Commission using its EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system.

9.	INFORMATION CONCERNING THE BIDDER GROUP.
Overview. FIMI Israel Opportunity Five, Limited Partnership and FIMI Opportunity V, L.P are limited partnerships that are part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel. The managing general partner of FIMI is FIMI Five 2012 Ltd., which is a company organized under the laws of the State of Israel. Ishay Davidi is the founder of the FIMI Funds and the chief executive officer of FIMI Five 2012 Ltd. Gillon Beck, a senior partner in FIMI, serves as a director and an Executive Chairman of Magal’s board of directors. Gillon Beck is also a member of the board of directors of FIMI Five 2012 Ltd. Ron Ben-Haim, a partner in FIMI, is also a member of Magal’s board of directors. Our principal executive offices, and the principal executive offices of FIMI Five 2012 Ltd., are located at Alon Towers 2, 94 Yigal Alon Street, Tel Aviv 6789141 Israel. Our telephone number, and the telephone number of FIMI Five 2012 Ltd., in Israel is +972-3-565-2244. Shira & Ishay Davidi Management Ltd. is a holding company organized under the laws of the State of Israel that controls FIMI Five 2012 Ltd., the managing general partner of FIMI. Ishay Davidi controls Shira & Ishay Davidi Management Ltd. The principal executive offices of Shira & Ishay Davidi Management Ltd. and of Ishay Davidi are also located at Alon Towers 2, 94 Yigal Alon Street, Tel-Aviv 6789141, Israel and their telephone number in Israel also is +972-3-565-2244.

Except as set forth in this offer to purchase, no member of our bidder group nor, to the best of our knowledge, any of the other persons listed on Schedule I, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Magal Shares during the past 60 days.

Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any other person listed on Schedule I, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire Magal Shares.

Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Schedule I has had, during the past two years, any negotiations, contacts or material transactions with Magal or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Magal.

Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”)) of each member of our bidder group are set forth in Schedule I to this offer to purchase.

        None of the members of our bidder group:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•
has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•
has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by us with the SEC, are available on the SEC’s website at www.sec.gov. Additional copies of this Offer to Purchase and other materials related to the Offer may also be obtained for free upon request from the Information Agent, whose contact information is set forth on the on the back cover of this Offer to Purchase.

10.	SOURCES AND AMOUNT OF FUNDS.
We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $26.5 million. FIMI has, or will have, available to it, through a variety of sources, including cash on hand and, if so decided by FIMI, borrowings from third party lenders, funds necessary to satisfy all of FIMI’s purchase amount under the offer. We have not determined a lender, entered into a loan agreement or other arrangement, or developed plans to repay any such borrowings. In any event, the offer is not conditioned on the availability of financing.

We do not believe that our financial statements are material to your decision whether to tender Magal Shares and accept the offer because:

•	the offer consideration consists solely of cash;
•	the offer is not subject to any financing condition;
•	we already hold 42.6% of the issued and outstanding shares of Magal as of April 30, 2020, and therefore are a controlling shareholder of Magal;
•
we are private equity funds and we invest based on capital commitments of the partners in the limited partnerships comprising the funds, but these capital commitments are not reflected in our financial statements until actually called for by us prior to making an investment, so our financial statements do not accurately reflect our financial position or resources; and

•	our financial statements primarily reflect our fund manager’s ability to manage an investment portfolio, rather than our ability to manage an operating company such as Magal.

While we do not believe that our financial condition is material to the decision of a holder of Magal Shares whether to tender Magal Shares and accept the offer, certain selected financial information is provided below.

As of March 31 2020, FIMI held investments in portfolio companies with a net asset value of approximately $965 million, comprised of, among other things, 9,854,159 Magal Shares with an aggregate value of $29.6 million (based on the closing price per share on Nasdaq on May 21, 2020, the U.S. business day prior to the commencement of the offer, of $3.00 per share), and no liabilities other than the payment of fees and expenses with respect to the offer, an estimate of which fees and expenses are set forth in Section 13 of this offer to purchase, and immaterial administrative expenses. As of March 31, 2020, the net worth of Mr. Davidi was in excess of $500 million, excluding illiquid assets, and there are no guarantees or contingencies that negatively may affect his net worth in any material respect.

11.	CONDITIONS OF THE OFFER.
Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Magal Shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Magal Shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Magal Shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

(a) at 10:00 a.m., New York time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

(1) there shall have been validly tendered and not properly withdrawn at least 1,200,000 Magal Shares (currently representing 5.2% of the issued and outstanding shares and voting power of Magal); and

          (2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Magal Shares validly tendered pursuant to the offer and not properly withdrawn (excluding the Magal Shares held by us or our affiliates – see “Rights of Shareholders Who Do Not Accept the Offer”) is greater than the aggregate number of Magal Shares represented by Notices of Objection to the offer;

(b) (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, on the Initial Completion Date,

•	any “event” (as such term is defined below) shall have occurred,

•	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event”, and

•
such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)
any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)
any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Magal or its subsidiaries that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Magal or, assuming consummation of the offer, on us, including, without limitation, any financial or regulatory change, development or event, whether occurred or will have occurred subsequent to the date of this offer to purchase, as a result of, related to or in connection with the global outbreak of the coronavirus (COVID-19) pandemic and its threat to the public health, including travel and shipping disruptions and shutdowns, closures of factories, guidance of social distancing and any other emergency measures and actions taken by governments.

(2)
at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, on the Initial Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee or could have foreseen, such an event, on the date of this offer to purchase:

•	any general suspension of, or limitation on prices for, trading in securities on Nasdaq;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could  have a material adverse effect on us, Magal or the trading of Magal Shares;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•
any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Magal or the trading of Magal Shares; or

•
a tender offer or exchange offer for any or all of Magal Shares, or any merger, acquisition, business combination or other similar transaction with or involving Magal or any of its subsidiaries, shall have been proposed, announced or made by any other person or has been publicly disclosed; or

         (c) at least one U.S. business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Magal Shares pursuant to the offer (see Section 12). This includes the failure to obtain the approval of the Israel Competition Authority or that any U.S. or Israeli governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions  so long as they are not caused exclusively by any action or inaction of any member of the FIMI Group, and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the condition set forth in clause (a)(2) above and we may waive the condition set forth in clause (a)(1) above but only to the extent that Magal Shares representing at least 5% of the issued and outstanding shares and voting power of Magal shall have been validly tendered and not properly withdrawn on the Initial Completion Date.

        Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, on the Initial Completion Date. All of the conditions of the offer must be satisfied or waived before the Initial Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, all tendered Magal Shares not theretofore accepted for payment shall promptly be returned by the Depositary to the tendering shareholders.

        The offer is not conditioned on the availability of financing or the approval of the board of directors of Magal.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.
The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        General. In addition, we must receive the approval of the Israel Competition Authority for the purchase of the Magal Shares pursuant to this offer and any other necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Magal and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Magal Shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Magal Shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Magal’s business. See Section 11 for conditions of the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.
We have retained D.F. King & Co., Inc. to serve as the Information Agent for the offer, and American Stock Transfer & Trust Company LLC, to serve as the Depositary for the offer.

          The Information Agent may contact holders of Magal Shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, D.F. King & Co., Inc . will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositary reasonable and customary compensation for its services in connection with the offer and reimburse it for reasonable out-of-pocket expenses, and will indemnify it against specified liabilities and expenses in connection with its services, including specified liabilities under the federal securities laws.

  It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$65,000
Depositary' Fees and Expenses	$50,000
Filing Fees	$3,320
Legal Fees	$160,000
Printing and Mailing Costs	$7,220
Miscellaneous	$13,200

Total	$298,740

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Magal Shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.
We are making the offer to shareholders of Magal by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Magal Shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Magal Shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the SEC website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

FIMI OPPORTUNITY V, L.P.
FIMI ISRAEL OPPORTUNITY FIVE, LIMITED PARTNERSHIP

Dated: May 22, 2020

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)
In counting the votes of the offerees, the votes of a holder of a controlling interest in the offeror, a holder who has a personal interest in the acceptance of the special tender offer, a holder of a control block in the company, or any person acting on their behalf or on behalf of the offeror, including their relatives and companies controlled by them, shall not be taken into account; the provisions of Section 276, mutatis mutandis, will apply to anyone who has a personal interest.

(d)
If a special tender offer is accepted, then all offerees who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by such other date to be set by the Minister for this purpose, and they shall be treated like persons who initially agreed to the offer.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:
(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of domicile;

(b)	place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)
if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.
(B)	with respect to an entity – an entity that satisfies one of the following conditions:

(1)	it was incorporated in Israel;

(2)
the “control and management” of its business is exercised in Israel, except for a body of persons, the business of which is controlled and managed in Israel by an individual who became an Israel resident for the first time or is a returning resident, as set forth in section 14(a) and ten years have not yet passed since he became an Israeli resident as aforesaid, or by any person on his behalf, provided that such body of persons would not be an Israel resident if the control and management of its business were not by a said individual or by a person on his behalf, unless the body of persons requested otherwise.

SCHEDULE I

 CERTAIN INFORMATION CONCERNING THE
EXECUTIVE OFFICERS AND CONTROL PERSONS OF THE BIDDER GROUP

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the executive officers and control persons of each member (other than natural persons) of our bidder group. The business address of each person listed below is Alon Towers 2, 94 Yigal Alon Street, Tel-Aviv 6789141, Israel.

Our managing general partner is FIMI Five 2012 Ltd., a company limited by shares.

The directors and officers of FIMI Five 2012 Ltd. are Ishay Davidi and Gillon Beck. The director and officer of Shira & Ishay Davidi Management Ltd. is Ishay Davidi.

None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.  All persons listed below are citizens of the State of Israel.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Ishay Davidi
Mr. Davidi is the founder of the FIMI Funds and has served as the CEO of each of the managing general partners of the partnerships comprising the FIMI Funds since 1996. Mr. Davidi is the Chairman of the Board of Directors of Hadera Paper (TASE-listed) and Polyram Plastic Industries. He is a Director of Gilat Satellite Networks (NASDAQ/TASE-listed), Ham-Let (TASE-listed), Bet Shemesh Engines (TASE-listed), C.Mer Industries (TASE-listed), Kamada Ltd. (NASDAQ/TASE-listed) and Rekah Pharmaceutical Industries (TASE-listed), Amiad Filtration Systems Ltd. (AIM), PCB Technologies Ltd. (TASE), Tadir-Gan (Precision Products) 1993 Ltd. (TASE), G1 Security Solutions Ltd. (TASE) .Mr. Davidi previously served as the Chairman of the board of directors of Inrom Construction Industries Ltd. (TASE), of Retalix (previously traded on NASDAQ and TASE) from August 2008 until January 2010, of Tefron Ltd. (New York Stock Exchange and TASE) and of Tadir-Gan (TASE), and as a director of Retalix, Overseas Commerce Ltd. (TASE), Tadiran Communications Ltd. (TASE), Lipman Electronic Engineering Ltd. (NASDAQ and TASE), Merhav Ceramic and Building Materials Center Ltd. (TASE), TAT Technologies Ltd. (NASDAQ and TASE), Orian C.M. Ltd. (TASE), Ophir Optronics Ltd. (TASE), Scope Metals Group Ltd. (TASE) and Formula Systems Ltd. (NASDAQ and TASE). Mr. Davidi holds a B.Sc. in Industrial and Management Engineering from Tel Aviv University and an M.B.A. from Bar Ilan University.

Gillon Beck
Mr. Beck has been a senior partner and director of the FIMI Funds since 2003, as well as a Director of the FIMI Funds’ General Partners and SPV companies. Mr. Beck currently serves as Chairman of the Board of ImageSat NV, Bet Shemesh Engines Ltd. (TASE), Ham-Let (Israel-Canada) Ltd. (TASE), Rivulis Irrigation Ltd., Oxygen and Argon Works Ltd and Bird Aerosystems Ltd, and is a director of Utron Ltd. (TASE), of Orbit Technologies Ltd (TASE), Carmel Forge Ltd., Simplivia Healthcare Ltd, Y. Stern Engineering (1989) Ltd , AITECH Rugged Ltd, and Unitronics (1989) (R”G) Ltd (TASE). During the past five years, Mr. Beck had served as the Chairman of the board of directors of Overseas Commerce Ltd. (TASE), and had served as a member of the Board of Directors of the following companies: Inrom Construction Industries Ltd. (TASE), Overseas Commerce Ltd (TASE), Ormat Technologies Inc. (NYSE), Nirlat Paints Ltd., Alony Marble Ltd., and Ormat Industries Ltd. From 1999 to 2003, Mr. Beck served as Chief Executive Officer and President of Arad Ltd., a publicly-traded water measurement and automatic meter reading company, and from 1995 to 1999, he served as Chief Operating Officer of Arad Ltd. Mr. Beck received a Bachelor of Science degree (Cum Laude) in Industrial Engineering in 1990 from the Technion – Israel Institute of Technology, and a Master of Business Administration in Finance in 1992 from Bar-Ilan University.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue
Attn: Corporate Actions Dept.
Brooklyn, N.Y. 11219
 Fax number 718-234-5001
For assistance call 877-248-6417

The Information Agent for the Offer is:
D.F. King & Co., Inc. 48 Wall Street , 22nd Floor New York, NY 10005 For assistance call D.F. King at (800) 814-2879 or (212) 269-5550 (banks and brokers) Email: magal@dfking.com

Our Israeli legal counsel is:

5 Tuval St.
Tel Aviv 6789717, Israel
Tel.: 972-3- 6235000; Facsimile: 972-3-6235005
Attn: Sharon Amir, Adv. or Tuvia Geffen, Adv. or Idan Lidor, Adv.